Exhibit 99.1

      Deckers Outdoor Corporation Reports Third Quarter Financial Results

    GOLETA, Calif.--(BUSINESS WIRE)--Oct. 21, 2004--Deckers Outdoor Corporation (NASDAQ: DECK)

    --  Exceeds First Call Earnings Per Share Consensus Estimate

    --  Sales Increase 124% to a Record $55.8 million

    --  Raises Guidance for Fiscal 2004; Introduces Guidance for 2005

    Deckers Outdoor Corporation (NASDAQ: DECK) today announced financial results for the third quarter and nine months ended September 30, 2004.
    For the third quarter, net sales increased 124% to a record $55.8 million compared to $24.9 million in the same period last year. Net earnings for the quarter increased to $5.8 million or $0.46 per diluted share, compared to net earnings of $481,000, or $0.04 per diluted share for the third quarter of last year.
    For the nine months ended September 30, 2004, net sales increased 65% to $140.6 million compared to $85.3 million in the same period last year. Net earnings for the first nine months of fiscal 2004 increased to $16.3 million or $1.37 per diluted share, compared to net earnings of $6.7 million, or $0.57 per diluted share last year.
    Mr. Douglas Otto, Chairman and CEO stated, "Our ability to once again deliver record results underscores the strength of our brands and reflects the disciplined execution of our key strategies. Strong sales for all three brands, coupled with continued operating margin expansion, allowed us to exceed expectations. We are excited as the strong momentum continues, giving us the ability to raise our outlook for the remainder of the year."
    Including sales from both the wholesale divisions and the Internet and catalog retailing business, Teva sales for the third quarter increased 32% to $11.9 million from $9.0 million in the same period a year ago, while UGG sales were up dramatically to $39.2 million versus $14.1 million last year. Simple sales increased 165% to $4.6 million compared to $1.8 million a year ago. Sales for the Internet and catalog retailing business, which are included in the brand sales numbers above, aggregated approximately $5.4 million for the third quarter of 2004, up 241% from $1.6 million for the third quarter of 2003.
    "After a record spring season, Teva's robust performance continued into the fall, primarily driven by strong demand for our core sandal category as well as our expanded closed-toe offering," continued Mr. Otto. "Our UGG business remains very strong as sales of all styles, including our classic boots, slippers and fall collection, continue to perform well. In addition, we recently signed a licensing agreement with Fownes Brothers, Inc. for UGG cold weather accessories, including hats, scarves and gloves and believe this represents a tremendous opportunity to enhance the brand's presence in the luxury goods market. We are also encouraged by the results of Simple, in particular the strong retail performance of our new clog and Sugar sneaker, as well as the positive reaction to the brand's spring 2005 sneaker collection."
    Gross margin for the third quarter increased to 39.8% from 38.2% for the third quarter last year due to a combination of factors, including the strong increase in the higher gross margin Internet and catalog sales, the addition of $0.4 million of net license revenues from UGG handbags and outerwear, a reduced impact of inventory write-downs and lower overhead costs per pair. Selling, general and administrative expenses decreased to 23.1% of net sales for the current quarter compared to 31.0% for the third quarter last year, largely due to the continued leverage of operating costs on the higher sales volume. The resulting operating earnings improved to 16.7% of net sales for the quarter compared to 7.2% for the third quarter last year.
    Deckers updated its guidance for the fourth quarter ending December 31, 2004. The Company currently expects net sales for the fourth quarter to range between $55 million and $60 million and diluted earnings per share to range from $0.47 to $0.51.
    The Company also raised its guidance for the fiscal year ending December 31, 2004. The Company now expects 2004 net sales to range between $196 million and $201 million, up from the previous guidance of $182 million to $190 million, and diluted earnings per share to range from $1.84 to $1.88, up from the previous guidance of $1.70 to $1.75 per diluted share. The Company expects its sales from Teva to be approximately $89 million to $90 million, Simple to be approximately $10 million to $11 million and UGG to be approximately $97 million to $100 million.
    The Company is introducing guidance for fiscal 2005. Deckers currently anticipates its fiscal 2005 net sales to be in the range of $220 million to $230 million, including sales of $97 million to $100 million for Teva, $13 million to $15 million for Simple and $110 million to $115 million for UGG. Deckers currently expects its diluted earnings per share for fiscal 2005 to range from $2.15 to $2.25.
    Mr. Otto concluded, "Looking ahead, we remain focused on expanding our reach and further building on our leadership positions in the market. We have a well developed infrastructure to support our growth, both domestically and overseas, and remain dedicated to successfully executing our long-term strategy and capitalizing on the many opportunities that lie ahead."
    Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear, developed for both high performance outdoor activities and everyday casual lifestyle use. The Company's products are offered under the Teva, Simple and UGG brand names.

    *All statements in this press release that are not historical facts are forward-looking statements, including the Company's estimates and guidance regarding sales and earnings per share results for the fourth quarter of 2004 and for the years ending December 31, 2004 and 2005, and its expectations regarding its performance, and its short-term and long-term future prospects, among others. These forward-looking statements are inherently uncertain and are based on the Company's expectations as of today, October 21, 2004. In addition, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Many of the risks, uncertainties and other factors are discussed in detail in the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003. Among the factors which could affect our financial condition and results of operations are the following: our ability to anticipate fashion trends; whether the UGG brand will continue to grow at the rate it has experienced in the recent past; possible shortages in top grade sheepskin or interruption in the supply of other materials, which could interrupt product manufacturing and increase product costs; the risk that our licensees will perform under their licenses; the risk that we are unable to accurately forecast consumer demand; the sensitivity of the footwear industry to changes in general economic conditions; whether we are successful in continuing to implement our growth strategy; the success of our customers; our ability to protect our intellectual property; our ability to develop and patent new technologies as our existing patents expire; the difficulty of matching inventory to future customer demand; the risk that counterfeiting can harm our sales or our brand image; our dependence on independent manufacturers to supply our products; the availability of products, which can affect our ability to fulfill our customers' orders; the risk that raw materials do not meet our specifications or that the prices of raw materials may increase, which would potentially cause a high return rate, a loss of sales or a reduction in our gross margins; risks of international commerce resulting from our reliance on manufacturers outside the U.S.; the risk that our manufacturers, suppliers or licensees might fail to conform to labor laws or to our ethical standards; the need to secure sufficient and affordable sources of raw materials; our reliance on licensing partners to expand our business; the challenge of managing our brands for growth; currency risk; delays and unexpected costs that can result from customs regulations; the sensitivity of our sales, particularly of the Teva(R) and UGG(R) brands, to seasonal and weather factors; our reliance on independent distributors in international markets; legal compliance challenges and political and economic risk in our international markets; the potential impact of litigation; the effect of consolidations and restructurings on our customers in the footwear industry; intense competition within the footwear industry; and the threat that terrorism could disrupt commerce in the U.S. and abroad. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company intends to continue its practice of not updating projections until its next quarterly results announcement. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained in the Annual Report on Form 10-K/A for fiscal year 2003, the subsequent Quarterly Reports on Form 10-Q or this news release.



                     DECKERS OUTDOOR CORPORATION
                           AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets
                             (Unaudited)


                                           September 30,  December 31,
     Assets                                    2004          2003
                                           ------------- -------------

Current assets:
 Cash and cash equivalents                $  15,738,000     6,662,000
 Trade accounts receivable, net              34,649,000    18,745,000
 Inventories                                 27,030,000    18,004,000
 Prepaid expenses and other current assets    1,287,000       694,000
 Deferred tax assets                          2,137,000     2,137,000
                                           ------------- -------------
    Total current assets                     80,841,000    46,242,000

Property and equipment, at cost, net          2,972,000     2,969,000
Intangible assets, less applicable
 amortization                                70,382,000    70,572,000
Other assets                                    525,000     1,243,000
                                           ------------- -------------

                                          $ 154,720,000   121,026,000
                                           ============= =============

     Liabilities and Stockholders' Equity

Current liabilities:
 Notes payable and current installments of
  long-term debt                          $       -----     3,792,000
 Trade accounts payable                      11,422,000    11,220,000
 Accrued expenses                             7,820,000     4,959,000
 Income taxes payable                        11,625,000     3,468,000
                                           ------------- -------------
    Total current liabilities                30,867,000    23,439,000
                                           ------------- -------------

Long-term debt, less current installments         -----    26,495,000
Deferred tax liabilities-noncurrent             568,000       568,000

Stockholders' equity:
 Preferred stock                                  -----         -----
 Common stock                                   117,000        97,000
 Additional paid-in capital                  63,583,000    27,115,000
 Retained earnings                           59,343,000    43,052,000
 Accumulated other comprehensive income         242,000       260,000
                                           ------------- -------------
    Total stockholders' equity              123,285,000    70,524,000
                                           ------------- -------------

                                          $ 154,720,000   121,026,000
                                           ============= =============


                     DECKERS OUTDOOR CORPORATION
                           AND SUBSIDIARIES
            Condensed Consolidated Statements of Earnings
                             (Unaudited)

                     Three-month period ended Nine-month period ended
                          September 30,            September 30,
                     ------------------------ ------------------------
                         2004        2003        2004         2003
                      ----------- ----------- ------------ -----------

Net sales            $55,797,000  24,894,000  140,615,000  85,338,000
Cost of sales         33,562,000  15,392,000   79,068,000  47,764,000
                      ----------- ----------- ------------ -----------
 Gross profit         22,235,000   9,502,000   61,547,000  37,574,000

Selling, general and
 administrative
 expenses             12,877,000   7,720,000   33,287,000  23,527,000
Litigation income          -----       -----        -----    (500,000)
                      ----------- ----------- ------------ -----------
 Earnings from
  operations           9,358,000   1,782,000   28,260,000  14,547,000

Other expense (income):
 Interest, net           (28,000)    981,000    2,261,000   3,412,000
 Other                     5,000      (1,000)       -----     (15,000)
                      ----------- ----------- ------------ -----------
Earnings before
 income tax expense    9,381,000     802,000   25,999,000  11,150,000

Income tax expense     3,559,000     321,000    9,708,000   4,460,000
                      ----------- ----------- ------------ -----------

Net earnings         $ 5,822,000     481,000   16,291,000   6,690,000
                      =========== =========== ============ ===========


Net earnings per
 share:
  Basic              $      0.50        0.05         1.52        0.70
  Diluted                   0.46        0.04         1.37        0.57
                      =========== =========== ============ ===========

Weighted-average
 shares:
  Basic               11,651,000   9,657,000   10,706,000   9,582,000
  Diluted             12,748,000  12,037,000   11,921,000  11,716,000
                      =========== =========== ============ ===========




    CONTACT: Deckers Outdoor Corporation
             Scott Ash, 805-967-7611
             or
             Investor Relations:
             Integrated Corporate Relations, Inc.
             Chad A. Jacobs or Brendon E. Frey, 203-222-9013